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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-195071

Prospectus Supplement (To Prospectus dated April 4, 2014)

41,499,689 Shares

Activision Blizzard, Inc.

Common Stock

        This prospectus supplement relates to the shares of common stock of Activision Blizzard, Inc. being sold by Vivendi S.A. (the "selling stockholder"). We will not receive any proceeds from the sale of the shares.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "ATVI." The last reported sale price of our common stock on the NASDAQ Global Select Market on May 21, 2014 was $20.87 per share.

        The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See "Underwriting."

        The underwriters have agreed to purchase the shares of common stock from the selling stockholder at a price of $20.54 per share, which will result in $852,403,612 of proceeds to the selling stockholder before expenses.

  Investing in our common stock involves risks. See "Risk Factors" on page S-3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of common stock to purchasers on May 28, 2014.

Barclays	Credit Suisse

May 21, 2014

        This prospectus supplement updates information in the prospectus dated April 4, 2014. You should read this prospectus supplement in conjunction with the accompanying prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the accompanying prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the accompanying prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the accompanying prospectus.

        This prospectus supplement incorporates by reference important information. You should read the information incorporated by reference before deciding to invest in our common stock, and you may obtain this information incorporated by reference without charge by following the instructions under "Where You Can Find More Information" appearing below. Unless the context otherwise indicates, references in this prospectus supplement to "we," "our" and "us" refer, collectively, to Activision Blizzard, Inc., a Delaware corporation, and its consolidated subsidiaries.

        We, the selling stockholder and the underwriters have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement. The selling stockholder and each underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement contains, or incorporates by reference, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical facts and include, but are not limited to: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow or other financial items; (2) statements of our plans and objectives, including those relating to product releases; (3) statements of future financial or operating performance; (4) statements about the impact of the recently consummated transactions involving the repurchase of shares from Vivendi, S.A., and the debt financing related thereto; and (5) statements of assumptions underlying such statements. We generally use words such as "outlook," "forecast," "will," "could," "should," "would," "to be," "plans," "believes," "may," "expects," "intends," "anticipates," "estimate," "future," "positioned," "potential," "project," "remain," "scheduled," "set to," "subject to," "upcoming" and other similar expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management's current expectations, estimates and projections about our business, and are inherently uncertain and difficult to predict. Our actual results could differ materially from expectations stated in forward-looking statements. Some of the risk factors that could cause our actual results to differ from those stated in forward-looking statements are included or incorporated in this prospectus supplement and the accompanying prospectus, particularly under the section entitled "Risk Factors" in this prospectus supplement and the accompanying prospectus. Forward-looking statements contained herein are based upon information available to us as of the date of this prospectus supplement and we assume no obligation to update any such forward-looking statements. Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

S-ii

 SUMMARY

        This summary highlights information contained or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement carefully, including the information incorporated by reference in this prospectus supplement. See "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference herein.

 Activision Blizzard, Inc.

        We are a worldwide publisher of online, personal computer ("PC"), video game console, handheld, mobile and tablet games. Through Activision Publishing, Inc. ("Activision"), we are a leading international developer and publisher of interactive software products and content, with a focus on developing and publishing video games on various consoles, handheld platforms and the PC platform, primarily based on internally developed properties, as well as some licensed properties. Through Blizzard Entertainment, Inc. ("Blizzard"), we are the leading publisher of online subscription-based games in the massively multiplayer online role-playing game ("MMORPG") category. Blizzard also internally develops and publishes PC and console games and maintains a proprietary online-game related service, Battle.net®.

        Our Activision business involves the development, marketing, and sale of products through retail channels or digital downloads, which are principally based on our internally developed intellectual properties, such as the Call of Duty® and Skylanders® franchises, as well as some licensed properties. Activision continues to focus its efforts in the areas we believe have the most opportunity for growth and higher profitability, while reducing investments in areas we believe have less profit potential and limited growth opportunities. To that end, investments are being focused on proven intellectual properties to develop deep, high-quality content that offers engaging online gaming experiences.

        Blizzard is a development studio and publisher best known as the creator of the World of Warcraft® franchise, as well as the multiple award winning Diablo® and StarCraft® franchises. Blizzard distributes its products and generates revenues worldwide through various means, including: subscriptions; sales of prepaid subscription cards; value-added services such as realm transfers, faction changes, and other character customizations within the World of Warcraft gameplay; retail sales of physical "boxed" products; online download sales of PC products; and licensing of software to third-party or related party companies that distribute World of Warcraft, Diablo III, and StarCraft II products.

        Our principal executive offices are located at 3100 Ocean Park Boulevard, Santa Monica, California, 90405, and our telephone number is (310) 255-2000.

 THE OFFERING

Shares of common stock offered by the selling stockholder	41,499,689 shares
Shares of common stock outstanding before and after this offering	715,726,100 shares(1)
Use of proceeds

The selling stockholder will receive all net proceeds from the sale of our shares of common stock in this offering. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

Risk factors	You should read the "Risk Factors" section of this prospectus supplement for a discussion of factors that you should consider carefully before deciding to invest in our common stock.
NASDAQ Global Select Market symbol	"ATVI"

(1)
Excludes 34,375,920 shares of common stock reserved for issuance pursuant to our equity compensation plans and 49,250,006 shares of common stock reserved for issuance upon exercise of outstanding options or vesting of restricted share units granted under our equity compensation plans.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein before deciding to invest in our common stock. In particular, we urge you to consider carefully the factors set forth under the heading "Item IA. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference herein.

USE OF PROCEEDS

        The selling stockholder will receive all net proceeds from the sale of our shares of common stock in this offering. We will not receive any of the proceeds from the sale of our shares of common stock by the selling stockholder.

 PRICE RANGE OF COMMON STOCK

        Our common stock trades on the NASDAQ Global Select Market under the symbol "ATVI." The following table sets forth the high and low sales prices per share of our common stock, as reported by the NASDAQ Global Select Market, for the periods indicated.

Period	High	Low
2012
First Quarter	$12.95	$11.54
Second Quarter	13.00	11.32
Third Quarter	12.57	11.00
Fourth Quarter	11.74	10.45
2013
First Quarter	$15.08	$10.75
Second Quarter	16.11	13.27
Third Quarter	18.43	14.14
Fourth Quarter	18.40	16.06
2014
First Quarter	$21.50	$16.55
Second Quarter (through May 21, 2014)	21.31	18.82

        The closing sale price of our common stock, as reported by the NASDAQ Global Select Market, on May 21, 2014 was $20.87. As of May 21, 2014, there were approximately 1,946 holders of record of our common stock.

 SELLING STOCKHOLDER

        The stockholder selling shares of common stock pursuant to this prospectus supplement is Vivendi S.A. The table below sets forth for the selling stockholder:

  •
  the number and percentage of shares of common stock owned by the selling stockholder prior to the offering;

  •
  the number of shares of common stock to be offered for the selling stockholder's account; and

  •
  the number and percentage of shares of common stock to be owned by the selling stockholder after completion of the offering.

        For information about certain relationships between us and the selling stockholder, see the documents incorporated by reference herein, including the information set forth under the heading "Selling Stockholder—Background" in the accompanying prospectus.

        The percentage of beneficial ownership set forth below is based on 715,726,100 shares of common stock outstanding on May 21, 2014.

	Shares Beneficially Owned Immediately Prior to Offering		Shares Offered Hereby	Shares Beneficially Owned Immediately After Offering
Name of Selling Stockholder	Number(1)	%(1)	Number	Number	%(1)
Vivendi S.A.(2)	82,999,377	11.6%	41,499,689	41,499,688	5.8%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to the shares shown as beneficially owned.

(2)
The address of Vivendi S.A. is 42 avenue de Friedland, 75380 Paris, France.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
FOR NON-U.S. HOLDERS

        The following is a general discussion of certain U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a "U.S. holder." A U.S. holder is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

        This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings, and judicial decisions, all publicly available and as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the IRS could challenge one or more of the tax consequences described in this prospectus and we have not obtained nor do we intend to obtain an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of acquiring, holding, and disposing of our common stock.

        This discussion addresses only non-U.S. holders that hold shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances. It does not address any U.S. federal taxes other than U.S. federal income and estate taxes nor does it address the alternative minimum tax, the Medicare tax on net investment income or any aspects of U.S. state, local, or non-U.S. taxes,. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

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  insurance companies;

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  tax-exempt entities;

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  financial institutions;

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  brokers or dealers in securities;

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  regulated investment companies;

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  pension plans;

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  controlled foreign corporations;

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  passive foreign investment companies;

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  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security, or other integrated investment; and

  •
  certain U.S. expatriates.

        In addition, this discussion does not address the tax treatment of an entity taxed as a partnership for U.S. federal income tax purposes or persons who hold their common stock through such partnerships. A partner in an entity treated as a partnership considering an investment in our common stock should consult his, her, or its own tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock through such partnership.

        Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of acquiring, holding, and disposing of our common stock.

Distributions

        If we pay distributions on our common stock (other than certain stock distributions), those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital, and first be applied against and reduce a non-U.S. holder's tax basis in its common stock, but not below zero. Any remaining excess will be treated as capital gain from the sale of stock, subject to the tax treatment described below under the heading "—Gain on Disposition of Common Stock."

        Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence, unless such dividends are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and exempt from such withholding tax as described below. U.S. federal withholding tax will generally be imposed on the gross amount of a distribution, due to the difficulty of determining at the time of distribution whether we will have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor forms) and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        Dividends received by a non-U.S. holder that are treated as effectively connected with a trade or business conducted by such non-U.S. holder within the United States are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements, generally providing a properly executed IRS Form W-8ECI, but such non-U.S. holder is generally taxed on such dividends on a net income basis at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code), unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence on its effectively connected earnings and profits, subject to adjustments.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on such gain on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, of a portion of its effectively connected earnings and profits for the taxable year (as adjusted for certain items) may also apply;

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any; or

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  we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter), a "U.S. real property holding corporation," unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a 10% withholding tax may apply to the gross proceeds payable to a non-U.S. holder from a sale or other disposition of our common stock (the "FIRPTA withholding") and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any FIRPTA withholding may be credited against the U.S. federal income tax liability owed by the non-U.S. holder for the year in which the sale or other disposition occurs. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rule described above.

  Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28%, with respect to dividends on our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading "—Distributions," will generally be exempt from U.S. backup withholding.

        Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

        Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

FATCA

        The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% U.S. federal withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity (whether such foreign entity is the beneficial owner or an intermediary) unless (i) if the foreign entity is a "foreign financial institution," the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a "foreign financial institution," the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA.

        Under applicable U.S. Treasury regulations, withholding under FATCA will only apply (1) to payments of dividends on our common stock made after June 30, 2014 and (2) to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2016. If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% U.S. federal withholding tax under FATCA.

U.S. Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

        The preceding discussion of certain U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, holding, and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

        We and the selling stockholder have entered into an underwriting agreement with Barclays Capital Inc. and Credit Suisse Securities (USA) LLC (the "underwriters") with respect to the common stock to be sold in this offering. The underwriters have agreed to purchase and the selling stockholder has agreed to sell 41,499,689 shares of our common stock at a price of $20.54 per share, which will result in $852,403,612 of proceeds to the selling stockholder, before expenses. Each underwriter has severally agreed to purchase, and the selling stockholder has agreed to sell to each underwriter, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Barclays Capital Inc.	20,749,845
Credit Suisse Securities (USA) LLC	20,749,844

Total	41,499,689

        The underwriting agreement provides that if the underwriters take any of the shares, then they must take all of the shares. The non-defaulting underwriter is not obligated to take any shares allocated to the defaulting underwriter except under limited circumstances. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

        We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

        The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The underwriters may reduce or close out their short position by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

        The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may engage in transactions, including stabilizing bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

        The underwriters may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisor.

        We estimate that the total expenses for this offering are $300,000, payable by us.

        In connection with this offering, we have agreed, subject to certain exceptions (some of which are described below), not to sell, dispose of or hedge any of our common stock, during the period ending 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriters. Pursuant to this agreement, we may issue shares of common stock for the benefit of our employees, directors and officers upon the exercise of options granted under benefit plans described in this prospectus supplement.

        In addition, the selling stockholder has agreed not to sell, dispose of or hedge any of our common stock, during the period ending 90 days after the date of this prospectus supplement, except with the prior written consent of the underwriters.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our common stock they offer and that no sales to discretionary accounts may be made without prior written approval of the customer.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "ATVI." The underwriters intend to sell shares of our common stock so as to meet the distribution requirements of this listing.

        The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us or our affiliates. Affiliates of the underwriters are lenders under our senior secured credit facilities. From time to time in the ordinary course of their respective businesses, the underwriters and their affiliates perform various financial advisory, investment banking and commercial banking services for us and our affiliates.

  Notice to Residents of Canada

        The shares may be sold only to purchasers purchasing as principals that are both "accredited investors" as defined in National Instrument 45-106 Prospectus and Registration Exemptions and "permitted clients" as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

  European Economic Area

        To relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") they have not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Company for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        The underwriters have represented and agreed that:

          (a)(i)  it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the FSMA by the Company;

          (b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

          (c)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

  France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-l°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à 1'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monetairé et financier.

  Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  Japan

        The shares offered in this prospectus have not been registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Switzerland

        This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus (the "Shares") do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

        The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Company from time to time.

        This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

  Norway

        This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly, be distributed to Norwegian potential investors.

  Denmark

        This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock pursuant to this prospectus will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding €2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between €100,000 and €2,500,000, as applicable.

  Sweden

        Neither this prospectus nor the common stock offered hereunder has been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares of common stock offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of this prospectus may not in any way forward this prospectus to the public in Sweden.

  Dubai International Financial Centre

        This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this Prospectus (the "Shares") may be illiquid and/or subject to restrictions on their resale.

        Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

  Stamp Taxes

        Purchasers of the common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

 VALIDITY OF SECURITIES

        The validity of the shares of common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Certain U.S. securities law matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.activision.com. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement. You may also read and copy any document we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the shares of common stock being offered in this offering. Statements in this prospectus supplement or the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement. Information contained in this prospectus supplement and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically updates and supersedes previously filed information. This prospectus supplement incorporates by reference the documents listed below (File No. 001-15839) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this prospectus supplement and prior to the sale of all the shares covered by this prospectus supplement:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

  •
  Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 22, 2014 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013);

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

  •
  Current Reports on Form 8-K filed January 17, 2014, January 21, 2014 and March 11, 2014; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed on July 23, 1984, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405
Attn: Investor Relations
(310) 255-2000

PROSPECTUS

ACTIVISION BLIZZARD, INC.

41,499,689 Shares

COMMON STOCK

        This prospectus relates to the resale from time to time of up to 41,499,689 shares of common stock (which we refer to as the "shares") of Activision Blizzard, Inc. by the selling stockholder identified in this prospectus. We will not receive any proceeds from the sale of the shares. You should read this prospectus and any applicable prospectus supplement before you invest.

        The selling stockholder identified in this prospectus will pay any underwriting discounts and commissions and transfer taxes incurred by it in disposing of the shares, as well as the fees and expenses of its counsel. We will pay all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

        The selling stockholder identified in this prospectus, or its pledgees, donees, assignees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "ATVI." On April 3, 2014, the closing sale price of our common stock on the NASDAQ Global Select Market was $20.24 per share. You are urged to obtain current market quotations for our common stock.

        Investing in our common stock involves certain risks. See "Risk Factors" on page 3 and any risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2014.

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
SELLING STOCKHOLDER	6
PLAN OF DISTRIBUTION	7
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND MORE INFORMATION	9
INCORPORATION BY REFERENCE	10

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholder may sell shares of our common stock. This prospectus provides you with a general description of the securities the selling stockholder may offer. Depending on the manner in which the selling stockholder sells securities under this shelf registration statement, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" on page 10 of this prospectus.

        You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

        Unless the context otherwise indicates, references in this prospectus to "we," "our" and "us" refer, collectively, to Activision Blizzard, Inc., a Delaware corporation, and its consolidated subsidiaries.

 PROSPECTUS SUMMARY

        This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

Activision Blizzard, Inc.

        We are a worldwide publisher of online, personal computer ("PC"), video game console, handheld, mobile and tablet games. Through Activision Publishing, Inc. ("Activision"), we are a leading international developer and publisher of interactive software products and content, with a focus on developing and publishing video games on various consoles, handheld platforms and the PC platform, primarily based on internally developed properties, as well as some licensed properties. Through Blizzard Entertainment, Inc. ("Blizzard"), we are the leading publisher of online subscription-based games in the massively multiplayer online role-playing game ("MMORPG") category. Blizzard also internally develops and publishes PC and console games and maintains a proprietary online-game related service, Battle.net®.

        Our Activision business involves the development, marketing, and sale of products through retail channels or digital downloads, which are principally based on our internally developed intellectual properties, such as the Call of Duty® and Skylanders® franchises, as well as some licensed properties. Activision continues to focus its efforts in the areas we believe have the most opportunity for growth and higher profitability, while reducing investments in areas we believe have less profit potential and limited growth opportunities. To that end, investments are being focused on proven intellectual properties to develop deep, high-quality content that offers engaging online gaming experiences.

        Blizzard is a development studio and publisher best known as the creator of the World of Warcraft® franchise, as well as the multiple award winning Diablo® and StarCraft® franchises. Blizzard distributes its products and generates revenues worldwide through various means, including: subscriptions; sales of prepaid subscription cards; value-added services such as realm transfers, faction changes, and other character customizations within the World of Warcraft gameplay; retail sales of physical "boxed" products; online download sales of PC products; and licensing of software to third-party or related party companies that distribute World of Warcraft, Diablo III, and StarCraft II products.

        Our principal executive offices are located at 3100 Ocean Park Boulevard, Santa Monica, California, 90405, and our telephone number is (310) 255-2000.

 RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, including the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on March 3, 2014 and is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only risks we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. For more information, see "Where You Can Find More Information."

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus contains, or incorporates by reference, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and include, but are not limited to: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow or other financial items; (2) statements of our plans and objectives, including those relating to product releases; (3) statements of future financial or operating performance; (4) statements about the impact of the recently consummated transactions involving the repurchase of shares from Vivendi S.A., and the debt financing related thereto; and (5) statements of assumptions underlying such statements. We generally use words such as "outlook," "forecast," "will," "could," "should," "would," "to be," "plans," "believes," "may," "expects," "intends," "anticipates," "estimate," "future," "positioned," "potential," "project," "remain," "scheduled," "set to," "subject to," "upcoming" and other similar expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management's current expectations, estimates and projections about our business, and are inherently uncertain and difficult to predict. Our actual results could differ materially from expectations stated in forward-looking statements. Some of the risk factors that could cause our actual results to differ from those stated in forward-looking statements are included or incorporated in this prospectus and any accompanying prospectus supplement, particularly under the section entitled "Risk Factors" in this prospectus and any accompanying prospectus supplement. Forward-looking statements contained herein are based upon information available to us as of the date of this prospectus and we assume no obligation to update any such forward-looking statements. Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

 USE OF PROCEEDS

        We are filing the registration statement of which this prospectus is a part to permit the stockholder named in the section entitled "Selling Stockholder" to resell shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholder. The selling stockholder will pay any underwriting discounts and commissions and transfer taxes incurred by the selling stockholder in disposing of the shares, as well as the fees and expenses of its counsel. We will pay all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation the SEC registration fee with respect to the shares covered by this prospectus, fees and expenses of our counsel and accountants, and printing expenses.

 SELLING STOCKHOLDER

Background

        We are registering an aggregate of 41,499,689 shares of our common stock held by Vivendi S.A.

        On July 9, 2008, a business combination (the "Business Combination") by and among Activision, Inc., Sego Merger Corporation, a wholly-owned subsidiary of Activision, Inc., Vivendi S.A. ("Vivendi"), VGAC LLC, a wholly-owned subsidiary of Vivendi, and Vivendi Games, Inc. ("Vivendi Games"), a wholly-owned subsidiary of VGAC LLC, was consummated. As a result of the consummation of the Business Combination, Activision, Inc. was renamed Activision Blizzard, Inc. and Vivendi became a majority shareholder of Activision Blizzard. As part of the Business Combination, we entered into various transactions and agreements, including cash management services agreements, a tax sharing agreement and an investor agreement, with Vivendi and its subsidiaries.

        On October 11, 2013, we repurchased approximately 429 million shares of our common stock, pursuant to a stock purchase agreement (the "Stock Purchase Agreement") we entered into on July 25, 2013, with Vivendi and ASAC II LP ("ASAC"), an exempted limited partnership established under the laws of the Cayman Islands, acting by its general partner, ASAC II LLC. Pursuant to the terms of the Stock Purchase Agreement, we acquired all of the capital stock of Amber Holding Subsidiary Co., a Delaware corporation and wholly-owned subsidiary of Vivendi ("New VH"), which was the direct owner of approximately 429 million shares of our common stock, for a cash payment of $5.83 billion, or $13.60 per share, before taking into account the benefit to us of certain tax attributes of New VH assumed in the transaction (collectively, the "Purchase Transaction"). The repurchased shares were recorded in "Treasury Stock" in our consolidated balance sheet. Immediately following the completion of the Purchase Transaction, ASAC purchased from Vivendi approximately 172 million shares of Activision Blizzard common stock, pursuant to the Stock Purchase Agreement, for a cash payment of $2.34 billion, or $13.60 per share (the "Private Sale").

        The Stock Purchase Agreement contains covenants, including covenants relating to certain tax matters and proceedings and providing for restrictions on Vivendi's and ASAC's ability to transfer our common stock. The Stock Purchase Agreement further provides that Vivendi and its "controlled affiliates", as defined in the Stock Purchase Agreement, shall not transfer the Remaining Shares (as defined in the Stock Purchase Agreement) for fifteen months following the closing of the Purchase Transaction and Private Sale, with the exception of a three-month window after the first six months in which Vivendi will be able to sell up to the lesser of (a) 50% of the Remaining Shares and (b) nine percent of the issued and outstanding shares of our common stock as of the date of such sale. We have filed a shelf registration statement of which this prospectus forms a part for resales of shares of our common stock by Vivendi in accordance with the terms of the Stock Purchase Agreement.

        A further description of the transaction and the agreements described above is contained in our Current Report on Form 8-K filed with the SEC on October 18, 2013.

Beneficial Ownership of the Selling Stockholder

        The following table presents information concerning the beneficial ownership of the shares of our common stock by the selling stockholder assuming 713,911,853 shares of common stock outstanding as of March 25, 2014, which includes 41,499,689 shares to be sold by the selling stockholder in connection with this offering.

        The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. When we refer to the "selling stockholder" in this prospectus, we mean the selling stockholder listed in the table below, as well as its pledgees, donees, assignees, transferees and other successors-in-interest and others who may hold any of the selling stockholder's interest.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage	Shares Offered	Number	Percentage
Vivendi S.A.	82,999,377	11.6%	41,499,689	41,499,688	5.81%

 PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term "selling stockholder" includes pledgees, donees, assignees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

  •
  an underwritten offering;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the NASDAQ Global Select Market;

  •
  in privately negotiated transactions;

  •
  in options transactions; and

  •
  any other method permitted by applicable law.

        In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") may be sold under Rule 144 rather than pursuant to this prospectus. If the selling stockholder uses one or more underwriters in the sale, such underwriter(s) will acquire the shares of our common stock covered by this prospectus for their own account. The underwriter(s) may resell the shares of our common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, including the names of any underwriters, the purchase price and the proceeds the selling stockholder will receive from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any other information we believe to be material.

        In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered, the method of distribution and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

 LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.activision.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

 INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-15839) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

  •
  Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 26, 2013 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012);

  •
  Current Reports on Form 8-K filed January 17, 2014, January 21, 2014 and March 11, 2014; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed on July 23, 1984, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405
Attn: Investor Relations
(310) 255-2000

ACTIVISION BLIZZARD, INC.

41,499,689 Shares

COMMON STOCK

PROSPECTUS SUPPLEMENT

May 21, 2014